UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  3

Name of Issuer: GenRad, Inc.

Title of Class of Securities:  Common Stock

CUSIP Number:  372447102

Check the following line if a fee is being paid with this
statement.   (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Munn, Bernhard & Associates, Inc.
         Tax ID:  13-3139625

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         New York

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         None

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         None

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,914,534

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.1%

12. Type of Reporting Person
         IA

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Thomas N. Barr
         Tax ID:  ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         10,700

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         10,700

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,925,234

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.2%

12. Type of Reporting Person
         IN

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1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Robert A. Bernhard
         Tax ID:  ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         12,500

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         None

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,914,534

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.1%

12. Type of Reporting Person
         IN

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1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Robert A. Geddes
         Tax ID: ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         22,500

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         22,500

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,937,034

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.2%

12. Type of Reporting Person
         IN

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         P. Benjamin Grosscup
         Tax ID:  ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         12,000

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         12,000

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,926,534

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.2%

12. Type of Reporting Person
         IN

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Henry J. Langworthy
         Tax ID:  ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         5,700

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         4,400

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,918,934

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.2%

12. Type of Reporting Person
         IN

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Christine Munn
         Tax ID:  ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         3,500

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         3,500

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,918,034

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.2%

12. Type of Reporting Person
         IN

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Orson D. Munn
         Tax ID:  ###-##-####

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only

4.  Citizenship or Place of Organization
         U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         40,001

6.  Shared Voting Power:
         None

7.  Sole Dispositive Power:
         None

8.  Shared Dispositive Power:
         1,914,534

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
         1,914,534

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)
         7.1%

12. Type of Reporting Person
         IN

Item 1(a) Name of Issuer:  GenRad, Inc.

    (b)  Address of Issuer's Principal Executive Offices:
         7 Technology Park Drive
         Westford, MA   01886-0033

Item 2(a) Name of Person Filing:

         Munn, Bernhard & Associates, Inc.
         and Orson D. Munn, Robert A. Bernhard, Robert A. Geddes,
         Henry J. Langworthy, Thomas N. Barr, P. Benjamin
         Grosscup and Christine Munn

    (b)  Address of Principal Business Office:
         6 East 43rd Street
         New York, New York 10017

    (c)  Citizenship

         Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

    (d)  Title of Class of Securities:  Common Stock

    (e)  CUSIP Number:  372447102

Item 3.  The person filing is:

    (e) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership.
         The information in rows 5 through 9 and 11 on each cover page of this Schedule 13G is incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.
         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.
         Accounts managed on a discretionary basis by Munn, Bernhard & Associates, Inc. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Issuer. No such account holds more than five percent of the class.

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the Parent
         Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.
         N/A

Item 9.  Notice of Dissolution of the Group.
         N/A

Item 10. Certification.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Munn, Bernhard & Associates, Inc.

By: /s/ Gerald Rosenberg
    _______________________
   Name:  Gerald Rosenberg
   Title: Vice President

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information regarding me set forth in this statement is true, complete and correct.


    /s/ Thomas N. Barr
    _______________________
    Thomas N. Barr,
    as an individual

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information regarding me set forth in this statement is true, complete and correct.


    /s/ Robert A. Bernhard
    ________________________
    Robert A. Bernhard,
    as an individual

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information regarding me set forth in this statement is true, complete and correct.


    /s/ Robert A. Geddes
    ________________________
    Robert A. Geddes,
    as an individual

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information regarding me set forth in this statement is true, complete and correct.


    /s/ P. Benjamin Grosscup
    ________________________
    P. Benjamin Grosscup,
    as an individual

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information regarding me set forth in this statement is true, complete and correct.


    /s/ Henry J. Langworthy
    ________________________
    Henry J. Langworthy,
    as an individual

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information regarding me set forth in this statement is true, complete and correct.


    /s/ Christine Munn
    ________________________
    Christine Munn,
    as an individual

    February 11, 1998
    ____________________
    Date

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above on the cover page of this Schedule 13G applicable to me were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    /s/ Orson D. Munn
    ________________________
    Orson D. Munn,
    as an individual

    February 11, 1998
    ____________________
    Date

                            Agreement

    The undersigned hereby agree pursuant to the provisions of Rule 13d-1(f)(iii) under the Securities and Exchange Act of 1934 that the Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.


    Munn, Bernhard & Associates, Inc.

By: /s/ Gerald Rosenberg               /s/ Thomas N. Barr
    __________________________         _______________________
   Name:  Gerald Rosenberg             Thomas N. Barr,
   Title: Vice President               as an individual

                                       /s/ Robert A. Bernhard
                                       ________________________
                                       Robert A. Bernhard,
                                       as an individual

                                       /s/ Robert A. Geddes
                                       ________________________
                                       Robert A. Geddes,
                                       as an individual

                                       /s/ P. Benjamin Grosscup
                                       ________________________
                                       P. Benjamin Grosscup,
                                       as an individual

                                       /s/ Henry J. Langworthy
                                       ________________________
                                       Henry J. Langworthy,
                                       as an individual

                                       /s/ Christine Munn
                                       ________________________
                                       Christine Munn,
                                       as an individual

                                       /s/ Orson D. Munn
                                       ________________________
                                       Orson D. Munn,
                                       as an individual


    February 11, 1998
    ____________________
    Date




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01811001.AC3